Exhibit 10.b

TENET HEALTHCARE CORPORATION

2001 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Capitalized terms not defined herein have the meaning given such terms in the
Company’s 2001 Stock Incentive Plan.

                This Restricted Stock Agreement (the “Agreement”) is dated as of January 21, 2003 (the “Grant Date”), and is entered into between Tenet Healthcare Corporation, a Nevada corporation (the “Company”), and Trevor Fetter (the “Executive”), who is serving as President of the Company.

                WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) is authorized to make grants of Restricted Stock under the Company’s 2001 Stock Incentive Plan, as amended (the “Plan”);

                WHEREAS, on January 8, 2003, the Committee agreed to grant, pursuant to the Plan, two shares of Restricted Stock to the Executive for each share of the Company’s Common Stock purchased by the Executive in the open market, up to a maximum of 200,000 shares of Restricted Stock; and

                WHEREAS, the Executive has provided satisfactory evidence of his purchase, on January 21, 2003, of 100,000 shares of the Company’s Common Stock (the “Purchased Shares”);

                NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth below, the parties hereto agree as follows:

                1.             Grant.  Subject to the terms and conditions of this Agreement and the Plan that is hereby incorporated herein by reference, the Committee hereby grants to the Executive 200,000 shares of Restricted Stock, in consideration for services to be performed by the Executive to the Company.

                2.             Vesting.  Subject to (a) the Executive’s retention of all of the Purchased Shares until all of the Restricted Stock has vested (b) the Executive remaining continuously in the employ of the Company on the vesting dates, the Restricted Stock will vest as follows: (i) one-third of the Restricted Stock will vest two years after the Grant Date; (ii) an additional one-third of the Restricted Stock will vest three years after the Grant Date; and (iii) the remaining one-third of the Restricted Stock will vest four years after the Grant Date.  The table below sets forth the vesting dates for the Restricted Stock:

Number of Shares of Common Stock	Vesting Date
66,667	January 21, 2005
66,667	January 21, 2006
66,666	January 21, 2007

                3.             Stock Certificates.  Certificates for the Restricted Stock, registered in the Executive’s name, shall be issued and delivered to the Secretary of the Company and held by him in custody and shall not be delivered to the Executive until such Restricted Stock has vested in accordance with Section 2 above.

                4.             Effect of Termination of Employment.  Notwithstanding the provisions of Section 16(b) of the Plan, and subject to the Executive’s retention of all of the Purchased Shares, if the Executive’s employment with the Company is terminated by the Executive or by the Company without cause (as the term “cause” is defined in the Company’s Severance Protection Plan), other than following a change of control of the Company (as the term “change of control” is defined in the Company’s Severance Protection Plan), before all of the Restricted Stock has vested, then the vesting of the Restricted Stock due to vest on the next vesting date will be accelerated and the remainder of the unvested Restricted Stock, if any, would be forfeited.  In the event the Executive is terminated without cause (as the term “cause” is defined in the Company’s Severance Protection Plan) following a change of control of the Company (as the term “change of control” is defined in the Company’s Severance Protection Plan), and the Executive has retained all of the Purchased Shares, then all unvested Restricted Stock will immediately vest upon the Executive’s termination.

                5.             Tax Withholding Obligations.  The Executive shall be required to deposit with the company an amount of cash equal to the amount determined by the Company to be required with respect to any withholding taxes, FICA contributions, or the like under any federal, state or local statute, ordinance, rule or regulation in connection with the grant or vesting of the Restricted Stock.  Alternatively, the Company may, at its sole discretion, withhold the required amounts from the Executive’s pay during the pay periods next following the date on which any such applicable tax liability otherwise arises.  The Committee, in its discretion, may permit the Executive, subject to such conditions as the Committee shall require, to elect to have the Company withhold a number of shares of the Company’s Common Stock otherwise deliverable having a Fair Market Value sufficient to satisfy the statutory minimum of all or part of the Executive’s estimated total federal, state and local tax obligations associated with the grant or vesting of the Restricted Stock.  The Company shall not deliver any of the shares of the Company’s Common Stock until and unless the Executive has made the deposit required herein or proper provision for required withholding has been made.

                6.             Rights as Shareholder.  The Executive shall have all rights of a shareholder prior to the vesting of the Restricted Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

                7.             Transferability.  The Restricted Stock may not be transferred, assigned or made subject to any encumbrance, pledge or charge until such Restricted Stock has vested and any other restrictions or conditions on such Restricted Stock are removed, have been satisfied or expire.

8.             Effect on Other Employee Benefit Plans.  The value of the Restricted Stock granted pursuant to this Agreement shall not be included as compensation,

earnings, salaries, or other similar terms used when calculating the Executive’s benefits under any employee benefit plan sponsored by the Company except as such plan otherwise expressly provides.

                9.             No Employment Rights.  Nothing in this Agreement will confer upon the Executive any right to continue in the employ or service of the Company or any of its subsidiaries or affect the right of the Company to terminate the employment of the  Executive at any time with or without cause.

                10.           Amendment.  This Agreement may be amended only by a writing executed by the Company and the Executive that specifically states that it is amending this Agreement.  Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Executive, and provided that no such amendment adversely affecting the rights of the Executive hereunder may be made without the Executive’s written consent.  Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Executive, the provisions of the Restricted Stock or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial decisions, provided that any such change shall be applicable only to shares of  Restricted Stock which are than subject to restrictions as provided herein.

                11.           Severability.  If all or any part of this Agreement is declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement not declared to be unlawful or invalid.  Any Section of this Agreement so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section to the fullest extent possible while remaining lawful and valid.

                12.           Construction.  The Restricted Stock is being issued pursuant to Section 8 of the Plan and is subject to the terms of the Plan.  A copy of the Plan has been given to the Executive and additional copies of the Plan are available upon request during normal business hours at the principal executive officers of the Company.  To the extent that any provisions of this Agreement violates or is inconsistent with an express provisions of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

                13.           Binding Effect and Benefit.  This Agreement shall be binding upon and, subject to the conditions hereof, inure to the benefit of the Company, its successors and assigns, and the Executive and his successors and assigns.

                14.           Entire Understanding.  This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.

                15.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the Grant Date.

EXECUTIVE	TENET HEALTHCARE CORPORATION

/s/ TREVOR FETTER	/s/ ALAN R. EWALT
Trevor Fetter	Alan R. Ewalt
President	Executive Vice President